Exhibit 10.30

NON-EMPLOYEE DIRECTOR

NON-QUALIFIED STOCK OPTION GRANT NOTICE

Pursuant to the Allergan, Inc. 2008 Incentive Award Plan (the “Plan”), Allergan, Inc. (the “Company”) hereby grants to the individual listed below (“Participant”) an option to purchase the number of shares of the Company’s common stock, par value US$0.01 per share (“Stock”), set forth below (the “Shares”) at the price set forth below (the “Option”). The Option is subject to all of the terms and conditions set forth herein, in the Stock Option Agreement attached hereto as Exhibit A (the “Stock Option Agreement”) and in the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Non-Qualified Stock Option Grant Notice (the “Grant Notice”).

Participant:

Grant Date:

Exercise Price per Share:	US$

Total Exercise Price:	US$

Total Number of Shares Subject to the Option:	shares

Expiration Date:

Type of Option:	Non-Qualified Stock Option

Vesting Schedule:

Subject to the terms and conditions of the Plan, this Grant Notice and the Stock Option Agreement, the Option shall vest and become exercisable for all of the shares of Stock subject to the Option upon the earlier of:

(i)	the first anniversary of the Grant Date, or

(ii)	the next annual meeting at which one or more members of the Board are standing for re-election.

Subject to Section 3.2 or 3.5 of the Stock Option Agreement, in no event shall the Option vest and become exercisable for any additional shares of Stock following Participant’s termination of service as a Director of the Company, except as may otherwise be provided by the Administrator or as set forth in a written agreement between the Company and Participant.

Remainder of page intentionally left blank.

By his or her signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. Participant has reviewed the Stock Option Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Stock Option Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Administrator arising under the Plan, this Grant Notice or the Stock Option Agreement or relating to the Option.

ALLERGAN, INC.:		PARTICIPANT:

By:		By:
Print Name:		Print Name:
Title:
Address:	2525 Dupont Drive	Address:
Irvine, California 92612

Attachments:	Stock Option Agreement (Exhibit A)
Allergan, Inc. 2008 Incentive Award Plan (Exhibit B)
Allergan, Inc. 2008 Incentive Award Plan Prospectus (Exhibit C)

EXHIBIT A TO THE NON-QUALIFIED STOCK OPTION GRANT NOTICE

TERMS AND CONDITIONS

February 2010

Pursuant to the Non-qualified Stock Option Grant Notice (the “Grant Notice”) to which this Non-qualified Stock Option Agreement (this “Agreement”) is attached, Allergan, Inc. (the “Company”) granted to the participant (“Participant”) specified on the Grant Notice an option under the Allergan, Inc. 2008 Incentive Award Plan (the “Plan”) to purchase the number of shares of the Company’s common stock, par value US$0.01 per share (“Stock”), indicated in the Grant Notice, subject to the terms and conditions of the Grant Notice, this Agreement and the Plan.

I.	GENERAL

1.1.    Defined Terms.    Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or, if not defined therein, the Plan.

1.2.    Incorporation of Terms of Plan.    The Option (as defined below) is also subject to the terms and conditions of the Plan, which are incorporated herein by reference.

II.	GRANT OF OPTION

2.1.    Grant of Option.    Effective as of the grant date specified on the Grant Notice (the “Grant Date”), the Company irrevocably grants to Participant an option (the “Option”) to purchase any part or all of the Shares specified on the Grant Notice, subject to the terms and conditions set forth in the Plan and this Agreement.

2.2.    Exercise Price.    The exercise price payable for the Shares subject to the Option shall be as set forth in the Grant Notice, without commission or other charge.

III.	PERIOD OF EXERCISABILITY

3.1.    Commencement of Exercisability.

(a)    Subject to Sections 3.3 and 3.4, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice and Sections 3.2 and 3.5, or at such earlier times as are set forth in a written agreement between the Company and Participant.

(b)    Except as provided in Sections 3.2 and 3.5, the unvested and unexercisable portion of the Option shall terminate immediately upon Participant’s termination of service as a Director of the Company.

3.2.    Acceleration of Exercisability.    Notwithstanding anything to the contrary in Section 3.1 or the Grant Notice, the Option shall become fully vested and exercisable immediately prior to Participant’s termination of service as a Director of the Company if Participant’s termination of service occurs by reason of Participant’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended).

3.3.    Duration of Exercisability.    The Option shall become vested and exercisable for the shares of Stock in one or more installments as specified in Section 3.1, subject to acceleration as provided in

Section 3.2 or Section 3.5 or pursuant to the Plan, or any other written agreement between the Company and Participant. Each such installment that becomes vested and exercisable shall remain vested and exercisable until it becomes unexercisable under Section 3.4 or Section 3.5, as applicable.

3.4.    Expiration of Option.    The Option shall terminate and shall not be exercised after the first to occur of the following events:

(a)    the expiration of ten years from the Grant Date;

(b)    except as otherwise provided in a written agreement between Participant and the Company, the expiration of three months following the date of Participant’s termination of service as a Director of the Company by reason of voluntary resignation or removal for cause; or

(c)    except as otherwise provided in a written agreement between Participant and the Company, the expiration of twelve months following the date of Participant’s termination of service as a Director of the Company for any reason other than voluntary resignation or removal for cause.

3.5.    Effect of Change in Control.    Notwithstanding anything to the contrary in Sections 3.1 through 3.4 or the Grant Notice, in the event of a Change in Control, the following provisions shall apply:

(a)    If (i) the successor or surviving entity (or any affiliate thereto) assumes the Option (or permits the Option to remain outstanding) or replaces the Option with an option to acquire stock in such successor or surviving entity (or any affiliate thereto) (any such replacement award, a “Substitute Award”) and (ii) any assumption or replacement described in (i) satisfies the requirements set forth in Treasury Regulation section 1.409A-1(b)(5)(v)(D), the Option or Substitute Award shall remain outstanding and be governed by their respective terms and the provisions set forth in the Plan, subject to Section 3.5(c).

(b)    If the successor or surviving entity (or any affiliate thereto) does not assume or replace the Option (or permit the Option remain outstanding) as provided in Section 3.5(a), the Option shall become fully vested and exercisable immediately prior to the occurrence of such Change in Control and shall remain outstanding until the date of the Change in Control, subject to the Administrator’s discretion to terminate the Option pursuant to Section 11.2 of the Plan.

(c)    If the successor or surviving entity (or any affiliate thereto) assumes or replaces the Option (or permits the Option remain outstanding) as provided in Section 3.5(a) and Participant experiences a Qualifying Termination, the Option or Substitute Award, as applicable, shall become fully vested and exercisable immediately prior to the date of such termination and shall remain outstanding and exercisable until the date set forth in Section 3.4(a). For purposes of the foregoing, a “Qualifying Termination” means Participant’s termination of service as a Director of the Company after a Change in Control but prior to the first anniversary of the Grant Date that occurs (i) in connection with a request made by the Company or the Board that Participant resign as a Director of the Company or (ii) as a result of Participant not being nominated for re-election as a Director of the Company in connection with the Change in Control.

IV.	EXERCISE OF OPTION

4.1.    Person Eligible to Exercise.    Except as provided in Sections 5.2(b) and 5.2(c), during Participant’s lifetime, only Participant may exercise the Option or any portion thereof. After Participant’s death, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.4 or Section 3.5 (as applicable), be exercised by Participant’s personal representative or by any person empowered to do so under Participant’s will or under the then applicable laws of descent and distribution.

4.2.    Partial Exercise.    Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.4 or Section 3.5, as applicable.

4.3.    Manner of Exercise.    The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.4 or Section 3.5, as applicable:

(a)    An exercise notice in a form specified by the Administrator, stating that Participant is electing to exercise the Option or a portion thereof, such notice complying with all applicable rules established by the Administrator;

(b)    The receipt by the Company of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4; and

(c)    In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than Participant, appropriate proof of the right of such person or persons to exercise the Option.

Notwithstanding the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4.    Method of Payment.    Payment of the exercise price shall be by any of the following, or a combination thereof, at Participant’s election:

(a)    cash;

(b)    check;

(c)    to the extent permitted under applicable laws, delivery of a notice that Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;

(d)    through the delivery of shares of Stock which have been owned by Participant for at least six (6) months, duly endorsed for transfer to the Company with a Fair Market Value on the date of exercise equal to the aggregate exercise price of the Option or exercised portion thereof;

(e)    to the extent permitted by the Administrator, through the delivery of other lawful consideration; or

(f)    any combination of the foregoing.

4.5.    Conditions to Issuance of Stock Certificates.    The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)    The admission of such shares to listing on all stock exchanges on which such Stock is then listed;

(b)    The completion of any registration or other qualification of such shares under any U.S. state, federal, foreign or local law or under rulings or regulations of the U.S. Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its sole and absolute discretion, deem necessary or advisable;

(c)    The obtaining of any approval or other clearance from any U.S. state, federal, foreign or local governmental agency which the Administrator shall, in its sole and absolute discretion, determine to be necessary or advisable;

(d)    The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4; and

(e)     The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.6.    Rights as Stockholder.    The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until such shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares are issued, except as provided in Section 11.1 of the Plan.

V.	OTHER PROVISIONS

5.1.    Administration.    The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be binding, conclusive and final upon Participant, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2.    Limited Transferability.

(a)    Subject to Section 5.2(b), the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution. Neither the Option nor any interest or right therein or part thereof shall be liable for Participant’s debts, contracts or engagements or the debts, contracts or engagements of Participant’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

(b)    Notwithstanding any other provision of this Agreement, with the consent of the Administrator, Participants who reside in the U.S. may transfer the Option to one or more “Permitted Transferees” (as defined below), subject to the following terms and conditions:

(i)    the Option shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution;

(ii)    the Option shall continue to be subject to all the terms and conditions of the Plan and this Agreement, as amended from time to time, as applicable to Participant (other than the ability to further transfer the Option); and

(iii)    Participant and the Permitted Transferee execute any and all documents requested by the Company, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and U.S. state securities laws, and (C) evidence the transfer.

(c)    “Permitted Transferee” means, with respect to Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, any other entity in which these persons (or Participant) own more than 50% of the voting interests, or any other transferee specifically approved by the Administrator.

Unless transferred to a Permitted Transferee in accordance with Section 5.2(b), during the lifetime of Participant, only Participant may exercise the Option or any portion thereof. Subject to such conditions and procedures as the Administrator may require, a Permitted Transferee may exercise the Option or any portion thereof during Participant’s lifetime. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.4 or Section 3.5, as applicable, be exercised by Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

5.3.    No Right to Continue in Service.    Nothing in the Plan or this Agreement shall confer upon Participant any right to continue in service as a member of the Board of Directors of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its stockholders (or of a Subsidiary or its stockholders, as the case may be), which rights are hereby expressly reserved, to discharge or terminate Participant’s services at any time for any reason whatsoever, with or without cause.

5.4.    Data Privacy.    This Section 5.4 applies to Participant only if Participant resides outside of the U.S. If Participant resides outside the U.S., then Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Option grant materials by the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of the Option or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to Charles Schwab & Co., Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s General Counsel. Participant authorizes the Company, Charles Schwab & Co., Inc., and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s General Counsel. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant may contact the Company’s General Counsel.

5.5.    Shares to Be Reserved.    The Company shall at all times during the term of the Option reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement.

5.6.    Notices.    All notices or other communications required or permitted hereunder shall be in writing, and shall be deemed duly given only when delivered in person or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the local postal service addressed as follows:

If to the Company:	Allergan, Inc. Attention: General Counsel 2525 Dupont Drive Irvine, California 92612

If to Participant:	To Participant’s most recent address then on file in the Company’s personnel records.

By a notice given pursuant to this Section 5.6, either party may thereafter designate a different address for notices to be given to that party. Any notice which is required to be given to Participant shall, if Participant is then deceased, be given to the person entitled to exercise the Option pursuant to Section 4.1 by written notice under this Section 5.6.

5.7.    Titles.    Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.8.    Governing Law; Venue.    This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware, without regard to conflicts of law principles thereof.

For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Orange County, California, or the U.S. federal courts for the Central District of California, and no other courts, where this grant is made and/or to be performed.

5.9.    Severability.    Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

5.10.    Conformity to Securities Laws.    Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and U.S. state, foreign or local securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.11.    Amendments.    To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided, that, except as may otherwise be provided by the Plan, no termination, amendment, or modification of this Agreement shall adversely affect the Option in any material way without Participant’s prior written consent. This Agreement may not be modified, suspended or terminated except by an instrument in writing signed by a duly authorized representative of the Company and, if Participant’s consent is required, by Participant or such other person as may be permitted to exercise the Option pursuant to Section 4.1.

5.12.    Successors and Assigns.    The Company may assign any of its rights with respect to the Option to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 5.2, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.

5.13.    Section 16.    Notwithstanding any other provision of the Plan or this Agreement, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.14.    No Advice Regarding Grant.    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

5.15.    Electronic Delivery.    The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

5.16.    Imposition of Other Requirements.    The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require me to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.17.    Currency.    All calculations under the Plan shall be prepared based on U.S. dollars. Amounts denominated in any currency other than U.S. dollars shall be converted into U.S. dollars on the basis of the Exchange Rate in effect on the relevant date. The “Exchange Rate” shall be the rate at which the relevant currency is converted into U.S. dollars, as reported on the relevant date in the Wall Street Journal (or such other reliable source as me be selected from time to time by the Administrator in its discretion).

5.18.    Entire Agreement.    The Plan and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

EXHIBIT B TO THE NON-QUALIFIED STOCK OPTION GRANT NOTICE

ALLERGAN, INC. 2008 INCENTIVE AWARD PLAN

EXHIBIT C TO THE NON-QUALIFIED STOCK OPTION GRANT NOTICE

ALLERGAN, INC. 2008 INCENTIVE AWARD PLAN PROSPECTUS